Exhibit 10.105

OPERATING AGREEMENT FOR THE
CO-OWNERSHIP OF WASTEWATER EFFLUENT

     This Agreement (the “Agreement”) is made and entered into this 16th day of November, 2000 (the “Effective Date”), by and between Arizona Public Service Company, a corporation organized and existing under and by virtue of the laws of the State of Arizona (“APS”) and Salt River Project Agricultural Improvement and Power District, an agricultural improvement district organized and existing under and by virtue of the laws of the State of Arizona (“SRP”). SRP and APS are collectively referred to herein as the “Parties”; each is individually a “Party” to this Agreement.

RECITALS:

     A. APS, SRP, and the City of Tolleson have executed an “Agreement for the Sale and Purchase of Wastewater Effluent,” dated November 13, 2000 (the “Tolleson Agreement”), and each Party to this Agreement desires to more particularly describe its rights and responsibilities vis-a-vis the other Party as a co-owner of Tolleson Effluent;

     B. The primary use of the Tolleson Effluent is intended to be for cooling water at Palo Verde Nuclear Generating Station (“PVNGS”); the secondary use of the Tolleson Effluent will be its use at “Other Electric Generating Facilities” (as defined by the Tolleson Agreement);

     C. To the extent Tolleson Effluent is not used at PVNGS, the Tolleson Effluent may be used at or for the benefit of Other Electric Generating Facilities;

     D. It is appropriate to establish terms and conditions on which APS, SRP, and their respective affiliates, including Pinnacle West Energy Corporation (“PWE”), will make use of the Tolleson Effluent and make decisions regarding the use of same in the future;

     E. The Parties desire to enter into this Agreement to set forth their respective rights and obligations pertaining to the co-ownership of the Tolleson Effluent. Accordingly, this Agreement is an ancillary document or companion agreement in relation to the Tolleson Agreement.

     NOW, THEREFORE, in consideration of the agreements and promises set forth below, and, other good and valuable considerations, the receipt and sufficiency of which are acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS AND USAGE

     1.1 Definitions. As used herein, the following capitalized terms shall have the same meaning as they are given by definition in the Tolleson Agreement: Delivery Point, Effluent, Effluent Pipeline, Notice of Commitment, Other Electric Generating Facilities, Outages, Reserved Effluent, Surplus Effluent, Tolleson, and Uncontrollable Forces. All such definitions from the Tolleson Agreement are specifically incorporated in this

Agreement by this reference. In addition, the following terms shall have the specified meanings:

          “Claim” means any demand, claim, cause of action, lawsuit, or proceeding of any kind or character, including investigation or audit by a Governmental Authority.

          “Coordinating Committee” has the meaning specified in Article 4.

          “Effective Date” has the meaning specified in the introductory paragraph.

          “Event of Default” has the meaning specified in Section 7.1.

          “Governmental Authority” means a federal, state, local or foreign governmental authority or body politic; a state, province, commonwealth, territory or district; a county; a city, town, township, village or other municipality; a district or other subdivision or any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council, or other administrative body of any of the foregoing; any court or other judicial body; a legally recognized tribal authority; and any officer, official or other representative of any of the foregoing when acting in their official capacity. For purposes of this Agreement, neither SRP nor APS shall be considered a Governmental Authority.

          “Legal Requirement” means any statute, law, regulation, ordinance, rule, judgment, order, decree, constitution, Permit, concession, grant, franchise, agreement, directive or common law, or any requirement of, or other governmental restriction or any similar form of decision by, or interpretation or administration of any of the foregoing by, any Governmental Authority of competent jurisdiction (or by an arbitrator in a forum involving binding arbitration to which one of the parties or its business or assets is subject or bound).

          “Palo Verde Nuclear Generating Station” or “PVNGS” means the Arizona Nuclear Power Project, as defined in the Arizona Nuclear Power Project Participation Agreement (including amendments 1-13) among APS, SRP, Southern California Edison, Public Service Company of New Mexico, El Paso Electric Company, Southern California Public Power Authority, and the Department of Water and Power of the City of Los Angeles (collectively, the “PVNGS Participants”).

          “Party” or “Parties” has the meaning specified in the introductory paragraph and shall include permitted successors and assigns.

          “Permit” means any permit, consent, license, rezoning, variance, use permit, certification, notice, filing, approval, or authorization of any kind required to be issued by a Governmental Authority and any necessary consent or approval required to be granted by any non-Governmental Authority, other than a Party, in order to develop, construct, own, or operate any facility that is contemplated or required because of decisions made pursuant to this Agreement.

          “Person” means any natural person, corporation, limited liability company, partnership, business trust, Governmental Authority or other entity.

          “PWE” means Pinnacle West Energy Corporation, an Arizona Corporation and an affiliate of APS.

          “Tolleson Effluent” means all Effluent purchased by APS and SRP from the City of Tolleson pursuant to the Tolleson Agreement, whether such Effluent is Surplus Effluent or Reserved Effluent, as those terms are defined in the Tolleson Agreement.

     1.2 Certain Principles of Interpretation. In this Agreement, unless otherwise indicated or the context otherwise requires:

          (i) the singular includes the plural and plural the singular when the context requires;

          (ii) words importing any gender include the other gender;

          (iii) references to “writing” include printing, typing, lithography, and other means of reproducing words in a tangible visible form;

          (iv) the words “including,” “includes,” and “include” shall be deemed to be followed in each instance by the words, “without limitation”;

          (v) references to articles, sections, paragraphs, recitals, and exhibits are to this Agreement unless otherwise stated;

          (vi) references to contracts and related instruments shall be deemed to include all subsequent amendments, extensions, and other modifications to such instruments (without, however, limiting any prohibition on any such amendments, extensions and other modifications by the terms of this Agreement);

          (vii) references to Persons include their respective permitted successors and assigns and, in the case of Governmental Authorities, persons succeeding to their respective functions and capacities;

          (viii) the words “hereof,” “herein,” “hereunder,” and words of similar import shall refer to this Agreement as a whole and not to any particular provision thereof;

          (ix) both Parties and their counsel participated extensively in the preparation and drafting of this Agreement; no rule of construction shall apply that would cause the interpretation of any claimed ambiguity in this Agreement against a Party determined to be the drafting Party;

          (x) captions and headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose;

          (xi) any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction and the provision that is prohibited or unenforceable shall be reformed or modified to reflect the parties’ intent to the maximum extent permitted by applicable law; and

          (xii) references to a “day,” “week,” “month,” or “year” shall be construed as a calendar day, week, month, or year.

ARTICLE 2
PURPOSE AND SCOPE

     The purpose of this Agreement is to set forth certain agreements and understandings between the Parties concerning the ownership and use of the Tolleson Effluent, the allocation of costs incurred in connection with the Tolleson Agreement and this Agreement, and the responsibilities and obligations of each Party. This Agreement relates solely to the business, activities, and purposes set forth herein and, except as otherwise expressly provided herein, does not apply to any other activities, transactions, relationships, contracts, projects, or work of the Parties. Subject to Article 4, no Party shall be restricted in any way from engaging in any activity or business falling outside the scope of this Agreement.

ARTICLE 3
OWNERSHIP AND USE OF TOLLESON EFFLUENT

     3.1 Co-Ownership and Use of Effluent Purchased from Tolleson. APS and SRP agree that they are and shall be co-owners, as tenants in common, of all Tolleson Effluent purchased pursuant to the Tolleson Agreement, each Party possessing a 50% undivided interest in all such Tolleson Effluent. Consistent with the Tolleson Agreement, the Parties agree that the primary use of the Tolleson Effluent shall be for cooling water for PVNGS and that PVNGS shall have a priority right to the use of any or all of the Tolleson Effluent to satisfy such requirements for cooling water at PVNGS as are not fully satisfied using effluent from non-emergency sources other than Tolleson. To the extent that Tolleson Effluent is available for use at Other Electric Generating Facilities, the allocation of and the benefit from any such Effluent shall be divided between APS and SRP (or their permitted assigns) in the manner determined by the Coordinating Committee pursuant to Article 4. Any use of Tolleson Effluent at or for the benefit of Other Electric Generating Facilities shall be consistent with the terms of both this Agreement and the Tolleson Agreement.

     3.2 Use of Tolleson Effluent at PVNGS. The Parties hereby agree that all Tolleson Effluent used at PVNGS shall be transferred to the PVNGS Participants at the Delivery Point specified in the Tolleson Agreement. All aspects of transportation, treatment, use, disposal and payment for any Tolleson Effluent so transferred and used at PVNGS shall be the responsibility of APS, as the Operating Agent of PVNGS, upon discharge of that Effluent into the Effluent Pipeline, and commencing upon such discharge, APS’s rights and obligations with respect to such Tolleson Effluent shall be those of the

Operating Agent under the terms of the Arizona Nuclear Power Project Participation Agreement, including but not limited to the liability provisions set forth in that Participation Agreement. The Parties to this Agreement shall not receive any fee or other compensation for transfer to the PVNGS Participants of Tolleson Effluent used at PVNGS.

     3.3 Use of Tolleson Effluent at or For the Benefit of Other Electric Generating Facilities. Tolleson Effluent, if not required for cooling water purposes at PVNGS, may be used at or for the benefit of Other Electric Generating Facilities upon such terms and conditions as the Parties may separately agree, or as determined by the Coordinating Committee pursuant to Article 4. In this regard, the Parties contemplate that up to 6,500 acre-feet per year of available Tolleson Effluent will be transferred to PWE for use at the proposed electric generating facility commonly referred to as “Redhawk” pursuant to separate terms and conditions to be negotiated by the Parties, including, without limitation, payment of a fee by PWE to SRP and APS. Depending upon circumstances at the time, additional quantities of Tolleson Effluent may be approved for use at Redhawk after negotiation by the Parties and appropriate review and approval by the Coordinating Committee of any agreement that may be negotiated, including, without limitation, payment of a fee by PWE to SRP and APS.

ARTICLE 4
COORDINATING COMMITTEE

     4.1 Coordinating Committee. Each Party shall designate one (1.) representative (“Representative”) to serve on the Coordinating Committee and one (1) alternate (“Alternate”), each having an appropriate level of technical expertise and familiarity with the policies of its executive management. The Parties; hereby form the Coordinating Committee, the initial Representatives and Alternates of which are as follows:

Party	Representative	Alternate
SRP	David Areghini	Gary Harper
APS	James M. Levine	Richard Gouge

     A Party may change its Representative or Alternate upon notice to the other Party. (The term “Representative” shall include the designated Representative or any Alternate that is actually performing the duties of the Representative.)

     4.2 Coordinating Committee Authority. The Coordinating Committee shall have the following responsibilities and authority, subject to and consistent with the other terms of this Agreement and any separate agreement between the Parties that allocates any portion of Tolleson Effluent for a specific use:

          (i) monitoring, directing, coordinating, and managing the activities of the Parties undertaken pursuant to this Agreement and, except as provided in Section 5.1 hereof, allocating the costs and benefits thereof between the Parties in equal shares;

          (ii) determining whether to issue a Notice of Commitment pursuant to paragraph 8.2 of the Tolleson Agreement, and approving all proposed uses of Tolleson Effluent, except to the extent that such issues are determined by the terms of any separate agreement between the Parties that allocates any portion of Tolleson Effluent for a specific use;

          (iii) authorizing negotiations and approving all other contracts or commissioning such studies, investigations, or reports as the Coordinating Committee deems desirable or necessary;

          (iv) determining the agenda, scope, participants and attendees at meetings of, and other matters relating to, the Coordinating Committee; and

          (v) performing any other responsibility, duty, or authority granted from time to time to the Coordinating Committee by amendment of this Agreement.

     4.3 Actions of the Coordinating Committee. No Party shall take any action with respect to allocation of Tolleson Effluent to any Other Electric Generating Facility except as may be specifically authorized by this Agreement or as agreed to and approved by the Coordinating Committee. No action of the Coordinating Committee shall be binding unless and until: (i) such action has been set forth in a writing submitted to the Representatives; (ii) the Representatives have had ten days after receipt of the writing to review it; and (iii) the action has been approved in writing by the Representative of each of the Parties. Failure to approve an action within such ten day period shall not constitute approval; provided, however, that each Party shall make good faith efforts to review and approve or reject each action within the ten day period. Approval of or failure to object to the minutes of a meeting of the Coordinating Committee shall not be deemed to constitute written approval of any action taken thereat. All actions approved by the Coordinating Committee shall be carried out by one or more of the Parties, as specified in the written approval of such action; any approval which does not specify the responsible party for the action shall be carried out by the Party having principal responsibility, as set forth in. Article 5.

     4.4 Term. The Coordinating Committee shall dissolve and have no further authority upon (i) the due termination of this Agreement pursuant to any provision hereof, except to the extent it is expressly agreed in writing that the Coordinating Committee is needed to manage those matters that survive termination; or (ii) the unanimous agreement of the Parties to dissolve the Coordinating Committee.

     4.5 Meetings.

          A. Time and Conduct of Meetings: Quorum. The Coordinating Committee shall meet during the term of this Agreement, on an “as needed” basis or at the request of either Representative, at such times and at such places as the Representatives may from time to time agree. Meetings of the Coordinating Committee may be held in person or by telephone, video conference, or other agreed means. Each Representative shall be given reasonable advance notice of all Coordinating Committee meetings and all matters to be voted on by the Coordinating Committee. A quorum for a meeting of the Coordinating Committee shall consist of one representative of each Party. Any substantive decisions of the Coordinating Committee shall be documented in writing and approved by both Representatives.

          B. Attendance. Each Party shall use reasonable efforts to cause its Representative to be present at each meeting of the Coordinating Committee and no Party shall withhold the presence or participation of its Representative to forestall decisions on any matter pertaining to this Agreement. A Party may, without notice, cause any of its employees or its legal counsel to attend any meeting of the Coordinating Committee. In addition, a Party may, upon reasonable notice to the Coordinating Committee, request that individuals other than its employees and legal counsel be allowed to attend a meeting of the Coordinating Committee. No individuals other than the Representatives shall be permitted to vote on behalf of a Party. The Coordinating Committee may require the execution of a confidentiality agreement by any individual other than the Representatives, Alternates, employees, and legal counsel of the Parties as a condition to approving such individual’s attendance at a Coordinating Committee meeting.

ARTICLE 5
PRINCIPAL RESPONSIBILITY

     5.1 Implementing Decisions of Coordinating Committee. APS shall have principal responsibility for carrying out the actions of the Coordinating Committee, and implementing decisions of the Coordinating Committee, unless otherwise specified pursuant to Section 4.3 or 5.2 hereof. In addition, as set forth in paragraph 12.5.1 of the Tolleson Agreement, APS is authorized to act for and on behalf of SRP in all matters affecting the implementation and performance of the Tolleson Agreement when the performance in question involves transportation and use of Tolleson Effluent at PVNGS. The intent of said paragraph 12.5.1 is to authorize APS to act both as the Party with principal responsibility under this Agreement and as Operating Agent for PVNGS in managing all Tolleson Effluent to be used at PVNGS. Notwithstanding the provisions of this Section, either Party may take any appropriate, lawful action to cure a breach of the Tolleson Agreement caused by the other Party.

     5.2 Responsibility for Transferred Tolleson Effluent.

          5.2.1 Transfers for Use at PVNGS. Consistent with Section 3.2 above, APS and SRP shall request acceptance by the PVNGS Participants of responsibility for, and risks associated with, transportation, treatment, use, disposal and payment for all Tolleson Effluent to be used at PVNGS. Responsibility for, and risks associated with, transportation, treatment, use, disposal and payment for Tolleson Effluent to be used at PVNGS, shall be transferred to the PVNGS Participants at the Delivery Point specified in the Tolleson Agreement. Acceptance by the PVNGS Participants of the transfer of Tolleson Effluent, and responsibility for, and risks associated with, its transportation, treatment, use disposal and payment, shall be documented in the minutes of the Administrative Committee established pursuant to Section 6.1.1 of the Arizona Nuclear Power Project Participation Agreement.

          5.2.2 Transfers for Use at Other Electric Generating Facilities. As between the Parties to this Agreement and the party or parties owning or operating a specific Other Electric Generating Facility, responsibility for, and risks associated with, transportation, treatment, use, disposal and payment for Tolleson Effluent to be used at the Other Electric Generating Facility shall be transferred to the party or parties owning an interest in or operating the Other Electric Generating Facility, such transfer to occur at the Delivery Point specified in the Tolleson Agreement. Acceptance of this transfer of responsibility for, and risks associated with, Tolleson Effluent to be used at Other Electric Generating Facilities shall be documented in the agreement(s) by which the Tolleson Effluent is transferred to the party owning or operating the Other Electric Generating Facility. Notwithstanding the transfer of responsibility and risk to the party or parties owning or operating the Other Electric Generating Facility, ownership of the Tolleson Effluent shall not transfer until physical delivery of the Tolleson Effluent to that party or parties at the delivery point specified in the agreement transferring the Tolleson Effluent.

     5.3 Permitting. APS shall have principal responsibility to ensure compliance with any Legal Requirement applicable to the actions of the Coordinating Committee and to ensure that any Person using Tolleson Effluent purchased by the Parties secures any Permit and otherwise satisfies any Legal Requirement applicable to the transportation and delivery of Tolleson Effluent to the point of delivery agreed upon by the Parties; provided, however, that in any case where SRP will make use of Tolleson Effluent at or for the benefit of Other Electric Generating Facilities operated or solely owned by SRP or any affiliated or successor entity, then from and after the delivery point agreed upon by the Parties, SRP shall have principal responsibility to ensure compliance with any Legal Requirement, and to secure any Permit, applicable to its intended use of the Tolleson Effluent.

ARTICLE 6
TERM

     6.1 Term. This Agreement shall commence on the Effective Date and shall terminate upon the expiration or termination of the Tolleson Agreement.

     6.2 Survival. All obligations and liabilities of the Parties under this Agreement shall cease upon termination except the obligation of the Parties under Article 9, obligations assigned pursuant to this Agreement to the Coordinating Committee with the expressed, written intent that they survive this Agreement, and the liabilities of any Party resulting from a default by such Party leading to such termination.

ARTICLE 7
DEFAULT

     7.1 Events of Default. A Party shall be in default under this Agreement upon the occurrence of the following (“Event of Default”): if it fails to render performance required under any material provision of this Agreement when due and such failure continues unremedied for thirty (30) days following written notice to the Party in default given by the other Party. Neither APS nor SRP shall be in default under this Agreement due to Uncontrollable Forces and Outages as identified in Section 9.1 of the Tolleson Agreement. It shall also be an Event of Default if a Party shall have commenced any insolvency, receivership, bankruptcy, liquidation, or similar proceedings and (i) one hundred twenty (120) days shall have expired from the commencement of any one or more of such proceedings, and (ii) a petition commencing the proceeding has not been dismissed or stayed within that time.

     7.2 Actions upon Event of Default. In the event of any dispute between the Parties concerning the rights and obligations created by this Agreement, or concerning any Event of Default, the Parties shall first confer in an attempt to informally resolve such dispute without need to resort to arbitration or litigation. The Parties shall not resort to arbitration or litigation to enforce their rights under this Agreement until they have conferred in good faith over a period of not less than fifteen days in an attempt to informally resolve their dispute. If the Parties are unable to resolve their dispute after conferring as required in the preceding sentence, then during the period that any Event of Default continues, the non-defaulting Party may, without prejudice to any other available rights or remedies under this Agreement or at law or in equity, and without constituting an election of an exclusive remedy for an Event of Default, initiate either or both of the following: (i) proceedings to partition the Tolleson Effluent and thereby terminate the co-tenancy of the Parties in the Tolleson Effluent, or (ii) non-binding arbitration by one arbitrator who has not previously been employed by either party (excluding employment as an arbitrator), and does not have a direct or indirect interest in either Party or the subject matter of the arbitration. The arbitrator shall either be as mutually agreed by the Parties within fifteen (15) calendar days after submission of the matter to arbitration, or failing agreement shall be selected under the expedited rules of the American Arbitration Association (“AAA”). The rules of AAA shall apply to the extent not inconsistent with the provisions in this Section. Arbitration shall be conducted according to the following: (a) not later than seven (7) days prior to the hearing date set by the arbitrator, each party shall submit a brief with a single proposal for settlement; (b) the hearing shall be conducted on a confidential basis without continuance or adjournment; and (c) the Parties shall divide equally the cost of the arbitrator and the hearing, and each Party shall be responsible for its own expenses, including its counsel and representatives.

ARTICLE 8
NOTICES

     8.1 Notice Provision. All notices, demands, consents or other communications required under this Agreement shall be in writing and may be delivered personally to a Party, may be delivered by facsimile providing written confirmation of successful transmission, or may be mailed by deposit in the United States Certified Mail, return receipt requested, or by deposit with a reputable overnight delivery service. Notices shall be effective:

          (i) on the date delivered by personal delivery or facsimile;

          (ii) three (3) business days following the date deposited in the United States mail; or

          (iii) the next business day following delivery to a reputable overnight delivery service.

Notices or communications shall be delivered and mailed to the Parties at the addresses set forth in paragraph 12.4 of the Tolleson Agreement, or to any address of a Party which is substituted from time to time by written notice of such Party pursuant to paragraph 12.4 of the Tolleson Agreement.

ARTICLE 9
LIABILITY

     9.1 Limitation of Liability. The liability of a Party to the other Party under this Agreement shall be limited to the direct damages actually sustained by the other Party. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY LOSS OR DAMAGE IN THE NATURE OF PARTIAL OR COMPLETE LOSS OF USE OF ANY GENERATING FACILITY, LOSS OF ELECTRIC POWER, COST OF REPLACEMENT OF ELECTRIC POWER, OR FOR ANY LOSS OF INTEREST, REVENUE OR ANTICIPATED PROFITS FROM ACTIVITIES UNDER THIS AGREEMENT. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, ARISING OUT OF OR RELATED TO THIS AGREEMENT. (The limitations in this Section 9.1 shall not apply to losses in tort to third parties or to Claims against which a Party is entitled to indemnitee protection under Section 9.2.)

     9.2 Indemnity. Except as otherwise provided in any subsequent agreement between the Parties (or between the Parties and other entities), each Party (“Indemnifying Party”) shall defend, indemnify, and hold harmless the other Party and its respective affiliates, directors, officers, partners, members, employees, agents, and representatives (each an “Indemnitee”) from and against any and all Claims, liability, cost, loss or expense of any kind incurred by the Indemnitees arising out of the fraud or willful misconduct of the Indemnifying Party or its agents or representatives in connection with this Agreement, or arising out of a material breach of the Tolleson Agreement by the Indemnifying Party. Except as limited by any separate agreement between the Parties, each Party shall also indemnify and hold harmless the other Party against any and all Claims, liability, cost, loss or expense of any kind resulting from the Indemnifying Party’s control, transportation, use or disposal of Tolleson Effluent at or for the benefit of any of the Indemnifying Party’s Other Electric Generating Facilities In the event any such Claim, liability, cost, loss or expense asserted by a person not a Party to this Agreement is caused by an alleged joint or concurrent fraud, negligence or willful misconduct, the Parties at fault shall bear liability in proportion to their own degrees of culpability. Each Indemnitee is an intended beneficiary of this Section 9.2. The indemnification obligation of the parties set forth in this Section shall survive the termination or expiration of this Agreement.

ARTICLE 10
GENERAL

     10.1 Entire Agreement. This Agreement supersedes all prior and contemporaneous conduct and communications between the Parties pertaining to co-ownership of the Tolleson Effluent, whether written or oral. Notwithstanding the foregoing, this Agreement shall be read together with the Tolleson Agreement, and any agreement by which APS and SRP transfer any portion of the Tolleson Effluent for use at or for the benefit of Other Electric Generating Facilities, to obtain necessary definitions and to otherwise determine the intention of the Parties. This Agreement is not intended to modify or abrogate either the Tolleson Agreement or any subsequent agreement by which APS and SRP transfer any portion of the Tolleson Effluent for use at or for the benefit of Other Electric Generating

Facilities. This Agreement may not be modified, changed or added to except in writing signed by all Parties hereto.

     10.2 Waiver. Each Party’s failure or delay in enforcing the terms and conditions of this Agreement or insisting upon strict performance of any of the other Party’s obligations shall not be interpreted as a waiver thereof. Waiver of any provision of this Agreement shall only be effective if in writing and shall not be interpreted as a waiver of any subsequent breach or failure under the same or any other provision of this Agreement. No conduct, statement, course of conduct, course of dealing, oral expression or other action shall be construed as a waiver.

     10.3. Assignment.

          10.3.1 Assignment by APS to PWE. APS may assign its rights and delegate its duties under this Agreement at any time to PWE, provided that: (i) APS assigns’ its entire interest in this Agreement; (ii) PWE assumes in writing all of the APS obligations under this Agreement; (iii) APS also assigns all of its rights and obligations under the Tolleson Agreement to PWE at the same time as its assignment of this Agreement; and (iv) such assignment shall not become effective until and unless PWE has become a party to the Arizona Nuclear Power Project Participation Agreement. No assignment or delegation under this Section 10.3.1 will release the assigning Party from its obligations under this Agreement unless the other Party consents to a release (such consent not to be unreasonably withheld, conditioned or delayed). Any subsequent assignee of PWE’s rights and obligations under this Agreement shall be subject to all terms and conditions of this Agreement, including, without limitation, the restrictions of this Section 10.3.1.

          10.3.2 Assignment to Others. With the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), a Party may assign its rights or delegate its duties under this Agreement at any time to any other PVNGS Participant, provided that such Party assigns its entire interest in this Agreement and that its assignee assumes in writing all of such Party’s obligations under this Agreement. No assignment or delegation under this Section 10.3.2 will release the assigning Party from its obligations under this Agreement unless the other Party consents to a release (such consent not to be unreasonably withheld, conditioned or delayed). Any assignee to whom the rights and obligations of this Agreement are assigned pursuant to this Section 10.3.2 shall thereafter be subject to all terms and conditions of this Agreement, including, without limitation, the restrictions of this Section 10.3.2.

     10.4 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Arizona.

     10.5 Attorneys’ Fees. Each Party shall bear its own attorneys’ fees, costs, and expenses in case of a partition action or arbitration initiated under the provisions of Section 7.2. Should any Claim be brought by a Party against another Party arising out of this Agreement, including any action for declaratory or injunctive relief, the prevailing Party shall be entitled to reasonable. attorneys’ fees and costs and expenses of litigation and investigation, all as actually incurred, including attorneys’ fees, costs and expenses of litigation and investigation incurred in appellate proceedings or in any action or participation in, or in connection with, any case or proceeding under the United States or other bankruptcy laws, and any judgment or decree rendered in any such action or proceedings shall include an award thereof.

     10.6 Counterparts. This Agreement may be executed by the Parties in any number of separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall together constitute one and the same agreement. All signatures need not be on the same counterpart.

     10.7 Relationship of the Parties. The execution of this Agreement shall not create or constitute a partnership, joint venture, entity or any form of business organization between the Parties.

     IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

ARIZONA PUBLIC SERVICE COMPANY, an
Arizona corporation,

By	/s/ James M. Levine

Its Exec. VP, Generation

Approved as to form:

By	/s/ Karilee S. Ramaley

SALT RIVER PROJECT AGRICULTURAL
IMPROVEMENT AND POWER DISTRICT, an
Arizona agricultural improvement district

By	/s/ William P. Schrader

Its President

Approved as to form:

By	/s/ Richard N. Morrison